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Exhibit 99.1

United Industries Corporation

FOR IMMEDIATE RELEASE:

UNITED INDUSTRIES ACQUIRES NU-GRO; ADDS LEADING TECHNOLOGY AND SOLIDIFIES LEADERSHIP POSITION IN CONSUMER LAWN AND GARDEN MARKET

Nu-Gro adds #1 position with Canadian consumers, access to professional and golf markets, and leading controlled release fertilizer technology to United's portfolio.

ST. LOUIS, April 30, 2004—United Industries Corporation, which goes to market as Spectrum Brands, today announced that it has closed its previously announced acquisition of The Nu-Gro Corporation, Canada's leading manufacturer and marketer of packaged consumer lawn and garden products and a leading global supplier of controlled release nitrogen and other fertilizer technologies. The transaction creates a company with approximately $750 million in pro forma net sales and the #1 or #2 positions in almost every category in the North American consumer lawn and garden care and household insect control markets.

Bob Caulk, United Industries' Chairman and CEO, said, "The Nu-Gro transaction allows us to expand our geography to reach consumers across North America with leading value brands. The combined company will continue to add value to our relationships with retailers across North America, from leading home centers and mass merchandisers to independent nurseries and garden centers, by identifying best practices in marketing, technology deployment and customer service." He added, "We will continue to pursue our strategy of driving organic growth from innovative product development combined with industry-leading technology to add value to our relationships with consumers and retail customers. We will also continue to assess certain strategic and value-enhancing acquisitions to drive our growth in core categories."

Caulk pointed to three immediate positive impacts of the transaction:

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  Advanced fertilizer technology and product development.  Nu-Gro's proprietary fertilizer technology, which includes the most diverse portfolio of controlled release nitrogen technologies in the industry, allows Spectrum Brands to offer retail customers new and differentiated products without having to rely on third party suppliers.

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  Broader North American presence.  Nu-Gro is the #1 supplier of consumer lawn and garden products in Canada as well as the #2 supplier there of household insecticides. As a result, Spectrum Brands has solidified its position as one of the top two suppliers in both segments in North America.

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  Vertical integration.  The transaction gives Spectrum Brands the #1 position in the Canadian professional turf market selling to golf courses and lawn care operators and makes it the largest merchant manufacturer of controlled release nitrogen technology in North America. The addition of Nu-Gro's fertilizer technology business positions Spectrum Brands as a more vertically integrated fertilizer manufacturer and marketer, from raw material manufacturing to consumer take away.

Nu-Gro CEO John Hill sees incredible value in the combination. "For some time, I have believed that a greater North American presence would enhance our competitive position in consumer segments while expanding opportunities for our professional and raw material businesses," Hill said. "The transaction with Spectrum Brands is a wonderful marriage of consumer marketing, technology, customer development and culture." Hill and members of the Nu-Gro management team will join Spectrum Brands providing important continuity with customers and in fertilizer technology market development.

About United Industries Corporation

United Industries Corporation, which goes to market as Spectrum Brands (www.spectrumbrands.com), is the leading manufacturer and marketer of value-oriented products for the consumer lawn and garden care and household insect control markets in North America. The company's lawn and garden brands include Spectracide®, Spectracide Triazicide®, Spectracide Terminate®, Garden Safe®, Real-Kill® in the controls category as well as Sta-Green®, Vigoro®, Schultz™, Peters®, Bandini® and Best® brands in the lawn and garden fertilizer and organic growing media categories. The company's household brands include Hot Shot®, Cutter® and Repel®. Through Nu-Gro, the company manufactures and markets such consumer brand names as CIL®, Wilson®, Vigoro®, Pickseed®, So-Green®, Plant-Prod®, Greenleaf® and Green Earth® in the Canadian market. Nu-Gro also produces and distributes controlled release nitrogen and other fertilizer technologies under the brand names IB Nitrogen®, Nitroform®, Nutralene®, Organiform® and SCU® to the consumer, professional, and golf industries worldwide. Founded in 1969, the company is headquartered in St. Louis, Missouri. (Bloomberg Symbol: 14496Z)

Certain statements in this press release regarding our business, with the exception of historical facts, may be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21G of the Securities Exchange Act of 1934, as amended, which involve risks and uncertainties, many of which are beyond our control. When, and if, used herein, the words "will," "believe," "plan," "may," "anticipate," "intend," "expect," and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements apply only as of the date they are disclosed and are based on the respective company's expectations at that time. Actual results could differ materially from these statements as a result of weather conditions, our retailer line item reviews, the loss of customers or product listings, changes in external competitive market factors, unanticipated changes in the financial performance of us, our customers, our industry or the economy in general, public perception regarding the safety of our products, as well as various other factors described in our filings with the U.S. Securities and Exchange Commission. We do not undertake any obligation to update or revise publicly any forward-looking statements made by us or on our behalf, whether as a result of new information, future events or otherwise. Although we believe that our plans, intentions and expectations reflected in or suggested by any forward-looking statements we make herein are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved.

Media Contact:	Kent J. Davies United Industries Corporation (314) 427-0780 ir@spectrumbrands.com

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